UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 20, 2021

Sunnova Energy International Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38995	30-1192746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 East Greenway Plaza, Suite 540

Houston, Texas 77046

(Address, including zip code, of principal executive offices)

(281) 892-1588

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	NOVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed with the United States Securities and Exchange Commission on May 21, 2021 (the “Initial Closing 8-K”), on May 17, 2021, Sunnova Energy International Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (the “Purchasers”), to issue and sell $500 million aggregate principal amount of 0.25% Convertible Senior Notes due 2026 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold to the Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. Under the Purchase Agreement, the Company also granted the Purchasers an option to purchase, during a 13-day period beginning on, and including, May 20,2021, up to an additional $75 million aggregate principal amount of additional Notes on the same terms and conditions (the “Additional Notes”). On May 20, 2021, the Purchasers notified the Company that they exercised the option in full, and the sale of $75 million aggregate principal amount of Additional Notes closed on May 24, 2021. The net proceeds from the sale of the Additional Notes issued on May 24, 2021 (after deducting the Purchasers’ discount and estimated offering expenses) was approximately $73.1 million.

Capped Call Transactions

In connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Calls”) with certain of the Purchasers or their respective affiliates and certain other financial institutions. On May 20, 2021, in connection with the Purchasers’ exercise of the option to purchase Additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Calls” and, together with the Base Capped Calls, the “Capped Calls”). The Capped Calls each have an initial strike price of $34.5801 per share, subject to certain adjustments, which corresponds to the approximate initial conversion price of the Notes. The Capped Calls each have an initial cap price of $60.0000 per share. The Additional Capped Calls cover, subject to anti-dilution adjustments, 2,168,880 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) underlying the Additional Notes. The Capped Calls are expected generally to reduce the potential dilution to the Common Stock upon any conversion of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of the Notes, as the case may be, in the event the market price per share of Common Stock, as measured under the Capped Calls, is greater than the strike price of the Capped Calls, with such reduction and/or offset subject to a cap. If, however, the market price per share of the Common Stock, as measured under the Capped Calls, exceeds the cap price of the Capped Calls, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Common Stock exceeds the cap price. The Company used approximately $12.0 million of the net proceeds from the issuance and sale of the Additional Notes to purchase the Additional Capped Calls. The final component of each of the Capped Calls is scheduled to expire in November 2026.

The foregoing description of the Capped Calls is not complete and is qualified in its entirety by reference to the full text of the Form of Additional Capped Call Confirmation, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The material terms of the Additional Notes were previously reported under the heading “Indenture” in Item 1.01 of the Initial Closing 8-K and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference. The material terms of the Additional Notes were previously reported under the heading “Indenture” in Item 1.01 of the Initial Closing 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Indenture, dated May 20, 2021, between Sunnova Energy International Inc. and Wilmington Trust, National Association (incorporated by reference to Exhibit 4.1 to Form 8-K filed on May 21, 2021).

4.2	Form of 0.25% Convertible Senior Note due 2026 (included in Exhibit 4.1).

10.1	Form of Additional Capped Call Confirmation.

104	Cover Page Interactive Data File (embedded within the inline XBRL Document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNNOVA ENERGY INTERNATIONAL INC.

Date: May 24, 2021	By:	/s/ Walter A. Baker
Walter A. Baker
Executive Vice President, General Counsel and Secretary